UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 31, 2020

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road Dalton, Georgia	30720
(Address of principal executive offices)	(zip code)

(706) 876-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

Effective August 31, 2020, The Dixie Group, Inc. (the "Company") together with its wholly owned subsidiary, TDG Operations, LLC, a Georgia limited liability company, formerly known as Masland
Carpets, LLC and successor by merger to Fabrica International, Inc., acknowledged and consented to an extension of the deadline set forth in the Fourteenth Amendment to that certain Credit Agreement (dated as of September 13, 2011, as amended, modified and supplemented, the “Credit Agreement”) on which the Ameristate Loan Transaction (as described in the said Fourteenth Amendment) shall have occurred, on or before September 30, 2020. Failure to cause the Ameristate Loan Transaction to occur on or before September 30, 2020 shall constitute an event of default under the Credit Agreement.

This letter agreement setting forth the extension of the Ameristate Deadline is attached hereto as
Exhibit 10.1.

Item 8.01    Other Events.

On August 25, 2020, the Company was advised that it had received from the U.S. Department of Agriculture approval of a $15 million CARES Act loan guarantee, secured by machinery and equipment. This notification of approval was accompanied by notification that the Company had also received from the U.S. Department of Agriculture approval of the loan guarantee for the $10 million Ameristate loan transaction as described under Item 1.01. The Company was advised that this approval will be contingent on completion of a Phase 2 Environmental Site Assessment to document any potential soil and groundwater contamination associated with the Recognized Environmental Conditions stated in pertinent sections of the Phase 1 reports on the subject properties.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits
(10.1) Letter Agreement Granting Extension with respect to Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2020	THE DIXIE GROUP, INC.

/s/ Allen L. Danzey
Allen L. Danzey
Chief Financial Officer